UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2014

BLACKHAWK NETWORK HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of
Incorporation or Organization)

001-35882	43-2099257
(Commission File Number)	(I.R.S. Employer Identification No.)

6220 Stoneridge Mall Road
Pleasanton, CA
(Address of Principal Executive Offices, including Zip Code)

(Registrant’s Telephone Number, Including Area Code): (925) 226-9990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.
On September 24, 2014, Blackhawk Network Holdings, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Parago, Inc., a Delaware corporation (“Parago”), the Company, BH Monarch Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and TH Lee Putnam Ventures, L.P., a Delaware limited partnership, solely in its capacity as a representative of the stockholders of Parago (“Seller Representative”). Pursuant to the Merger Agreement, Merger Sub, a wholly-owned subsidiary of the Company, will merge with and into Parago (the “Merger”), with Parago surviving as a wholly-owned subsidiary of the Company.
Under the terms of the Merger Agreement, at the effective time of the Merger, Parago’s stockholders will collectively receive $291.1 million, minus (i) the aggregate amount of the debt of Parago and its subsidiaries, (ii) the aggregate amount of the transaction expenses of the Merger and (iii) a holdback amount of $20,000; plus the aggregate amount of cash that Parago and its subsidiaries have on hand; plus (or minus) the amount by which Parago and its subsidiaries’ net working capital is greater (or less) than $3.3 million. The holdback amount will be used to pay out of pocket fees, expenses and costs incurred by Seller Representative.
The board of directors of each of the Company and Parago have approved and adopted the Merger Agreement. The Merger Agreement is not subject to approval by the stockholders of the Company. Until the earlier of the closing or the termination of the Merger Agreement, Parago has agreed not to (i) directly or indirectly solicit, initiate or participate in any negotiations, discussions or inquiries with respect to, or encourage the submission of, any acquisition proposals; (ii) enter into any agreement related to an acquisition proposal; or (iii) make or authorize any public statement, recommendation or solicitation in support of any acquisition proposal, except in each case other than with respect to the Merger.
The Merger Agreement contains customary representations, warranties covenants and indemnities of Parago, the Company and Merger Sub. The completion of the Merger is contingent upon customary closing conditions, including (i) approval of the Merger by at least a majority of the outstanding shares of common and preferred stock of Parago, (ii) the expiration or termination of all applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or other anti-trust laws and (iii)  subject to certain materiality-based exceptions, the accuracy of the representations and warranties made by, and the compliance or performance of the obligations of, each of the Company and Parago set forth in the Merger Agreement.
Contemporaneously with the execution and delivery of the Merger Agreement, Parago common stockholders, preferred stockholders and option holders receiving not less than 70% of the Merger consideration (the “Majority Sellers”) have entered into a Seller Support Agreement with the Company and Merger Sub, Parago and the Seller Representative (the “Support Agreement”). Pursuant to the Support Agreement, the Majority Sellers have approved the Merger Agreement and the transactions contemplated thereby.
Blackhawk anticipates that the Merger will be consummated during the fourth quarter of 2014, although there can be no assurance the Merger will occur within the expected timeframe or at all.
The foregoing description of the Merger Agreement, the Support Agreement and the transactions contemplated and effected thereby is not complete and is qualified in its entirety by the contents of the actual Merger Agreement, which is attached to this report as Exhibit 2.1 and the actual Support Agreement, which is attached to this report as Exhibit 10.1.

Item 7.01.    Regulation FD Disclosure.
Blackhawk issued a press release on September 25, 2014, to announce the proposed Merger, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
As announced in the press release, the Company will host a conference call to discuss transaction details on September 25, 2014 at 6:00 a.m. PDT / 9:00 a.m. EDT. The slide presentation to be used in connection with the conference call is furnished as Exhibit 99.2 to this Current Report on Form 8-K. The presentation is also available under “Presentations” on the Company’s investor relations website located at http://ir.blackhawknetwork.com.
The information in Item 7.01 of this Form 8-K and Exhibits 99.1 and 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall such information be deemed to be incorporated by reference in any filing under the securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.
Item 9.01     Financial Statements and Exhibits
(d)    Exhibits. The following are exhibits to this Current Report on Form 8-K.

Exhibit No.	Description
2.1*	Agreement and Plan of Merger by and among Blackhawk Network Holdings, Inc., Parago, Inc., BH Monarch Merger Sub, Inc., and TH Lee Putnam Ventures, L.P., dated September 24, 2014.
10.1*
Seller Support Agreement, made and entered into as of the 24th day of September 2014, by and among Blackhawk Network Holdings, Inc., BH Monarch Merger Sub, Inc., Parago, Inc., TH Lee Putnam Ventures, L.P, and each of the Sellers named therein.

99.1*	Press Release issued by Blackhawk Network Holdings, Inc., dated September 25, 2014
99.2*	Investor Presentation dated September 25, 2014

* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 25, 2014.
BLACKHAWK NETWORK HOLDINGS, INC.

By:	/s/ David E. Durant
Name:	David E. Durant
Title:	Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Agreement and Plan of Merger by and among Blackhawk Network Holdings, Inc., Parago, Inc., BH Monarch Merger Sub, Inc., and TH Lee Putnam Ventures, L.P., dated September 24, 2014.
10.1*
Seller Support Agreement, made and entered into as of the 24th day of September 2014, by and among Blackhawk Network Holdings, Inc., BH Monarch Merger Sub, Inc., Parago, Inc., TH Lee Putnam Ventures, L.P, and each of the Sellers named therein.

99.1*	Press Release issued by Blackhawk Network Holdings, Inc., dated September 25, 2014
99.2*	Investor Presentation dated September 25, 2014

* Filed herewith.